Exhibit 99.1

FOR IMMEDIATE RELEASE

CEDAR REALTY TRUST DECLARES

DIVIDENDS ON PREFERRED STOCK

Virginia Beach, Virginia, October 17, 2022 – Cedar Realty Trust, Inc. (the “Company”) announced today that its Board of Directors (the “Board”) declared the payment of a cash dividend of $0.453125 per share on the Company’s 7.25% Series B Cumulative Redeemable Preferred Stock, payable on November 21, 2022 to shareholders of record as of the close of business on November 10, 2022.

The Company also announced that the Board declared the payment of a cash dividend of $0.40625 per share on the Company’s 6.50% Series C Cumulative Redeemable Preferred Stock, payable on November 21, 2022 to shareholders of record as of the close of business on November 10, 2022.

About Cedar Realty Trust

Cedar Realty Trust, Inc., a wholly owned subsidiary of Wheeler Real Estate Investment Trust, Inc., is a real estate investment trust which focuses on owning and operating income producing retail properties with a primary focus on grocery-anchored shopping centers in the Northeast. The Company’s portfolio comprises 19 properties, with approximately 2.8 million square feet of gross leasable area.

For additional financial and descriptive information on the Company, its operations and its portfolio, please refer to the Company's website at www.whlr.us.

Contact Information:

Cedar Realty Trust, Inc.

(757) 627-9088